UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Bolt Biotherapeutics, Inc.

(Name of Issuer)

Common Stock, par value $0.00001 per share

(Title of Class of Securities)

097702104

(CUSIP Number)

December 31, 2023

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 097702104

1	NAMES OF REPORTING PERSONS
Vivo Capital Fund VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,821,483 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
1,821,483 (1)
	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,821,483 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8% (2)
12	TYPE OF REPORTING PERSON (See Instructions)
PN

(1)	The shares of common stock, $0.00001 par value (“Common Stock”) of Bolt Biotherapeutics, Inc. (the “Issuer”) are held of record by Vivo Capital Fund VIII, L.P. Vivo Capital VIII, LLC is the general partner of Vivo Capital Fund VIII, L.P.

(2)	Based on 37,965,870 shares of Common Stock of the Issuer outstanding as of November 2, 2023, as disclosed in the Issuer’s period report on 10-Q, filed with the Securities and Exchange Commision (the “SEC”) on November 9, 2023.

CUSIP No. 097702104

1	NAMES OF REPORTING PERSONS
Vivo Capital Surplus Fund VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
251,522 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
251,522 (1)
	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
251,522 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (2)
12	TYPE OF REPORTING PERSON (See Instructions)
PN

(1)	The shares of Common Stock of the Issuer are held of record by Vivo Capital Surplus Fund VIII, L.P. Vivo Capital VIII, LLC is the general partner of Vivo Capital Surplus Fund VIII, L.P.

(2)	Based on 37,965,870 shares of Common Stock of the Issuer outstanding as of November 2, 2023, as disclosed in the Issuer’s period report on 10-Q, filed with the SEC on November 9, 2023.

CUSIP No. 097702104

1	NAMES OF REPORTING PERSONS
Vivo Capital VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,073,005 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
2,073,005 (1)
	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,073,005 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.5% (2)
12	TYPE OF REPORTING PERSON (See Instructions)
OO

(1)	The shares of Common Stock of the Issuer are held of record by Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. Vivo Capital VIII, LLC is the general partner of Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P.

(2)	Based on 37,965,870 shares of Common Stock of the Issuer outstanding as of November 2, 2023, as disclosed in the Issuer’s period report on 10-Q, filed with the SEC on November 9, 2023.

CUSIP No. 097702104

1	NAMES OF REPORTING PERSONS
Vivo Panda Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,448,286 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
1,448,286 (1)
	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,448,286 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8% (2)
12	TYPE OF REPORTING PERSON (See Instructions)
PN

(1)	The shares of Common Stock of the Issuer are held of record by Vivo Panda Fund, L.P. Vivo Panda, LLC is the general partner of Vivo Panda Fund, L.P.

(2)	Based on 37,965,870 shares of Common Stock of the Issuer outstanding as of November 2, 2023, as disclosed in the Issuer’s period report on 10-Q, filed with the SEC on November 9, 2023.

CUSIP No. 097702104

1	NAMES OF REPORTING PERSONS
Vivo Panda, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,448,286 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
1,448,286 (1)
	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,448,286 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8% (2)
12	TYPE OF REPORTING PERSON (See Instructions)
OO

(1)	The shares of Common Stock of the Issuer are held of record by Vivo Panda Fund, L.P. Vivo Panda, LLC is the general partner of Vivo Panda Fund, L.P.

(2)	Based on 37,965,870 shares of Common Stock of the Issuer outstanding as of November 2, 2023, as disclosed in the Issuer’s period report on 10-Q, filed with the SEC on November 9, 2023.

Item 1.	(a)	Name of Issuer:

Bolt Biotherapeutics, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

900 Chesapeake Drive

Redwood City, California 94063

Item 2.	(a)	Name of Person Filing:

This Schedule 13G/A is filed jointly by Vivo Capital Fund VIII, L.P., Vivo Capital Surplus Fund VIII, L.P., Vivo Capital VIII, LLC, Vivo Panda Fund, L.P. and Vivo Panda, LLC.

(b)	Address of Principal Business Office or, if None, Residence:

192 Lytton Avenue, Palo Alto, CA 94301

(c)	Citizenship:

Vivo Capital Fund VIII, L.P., Vivo Capital Surplus Fund VIII, L.P. and Vivo Panda Fund, L.P. are Delaware limited partnerships.

Vivo Capital VIII, LLC and Vivo Panda, LLC are Delaware limited liability companys.

(d)	Title of Class of Securities:

Common stock, $0.00001 par value

(e)	CUSIP Number:

097702104

Item 3.	If This Statement is Filed Pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(l)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(l)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1(ii)(j), please specify the type of institution: ________________

Not Applicable.

Item 4.	Ownership.

(a)	Amount Beneficially Owned:

(1) Vivo Capital VIII, LLC

Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. are the record holders of 1,821,483 and 251,522 shares of the Issuer’s shares of Common Stock. Vivo Capital VIII, LLC is the general partner of both Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P.

(2) Vivo Panda, LLC

The 1,448,286 shares of Common Stock are held of record by Vivo Panda Fund, L.P. Vivo Panda, LLC is the general partner of Vivo Panda Fund, L.P.

(b)	Percent of class:

Vivo Capital Fund VIII, L.P. 4.8%

Vivo Capital Surplus Fund VIII, L.P. 0.7%

Vivo Capital VIII, LLC: 5.5%

Vivo Panda Fund, L.P.: 3.8%

Vivo Panda, LLC: 3.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

Vivo Capital Fund VIII, L.P.: 1,821,483 shares

Vivo Capital Surplus Fund VIII, L.P.: 251,522 shares

Vivo Capital VIII, LLC: 2,073,005 shares

Vivo Panda Fund, L.P.: 1,448,286 shares

Vivo Panda, LLC: 1,448,286 shares

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of:

Vivo Capital Fund VIII, L.P.: 1,821,483 shares

Vivo Capital Surplus Fund VIII, L.P.: 251,522 shares

Vivo Capital VIII, LLC: 2,073,005 shares

Vivo Panda Fund, L.P.: 1,448,286 shares

Vivo Panda, LLC: 1,448,286 shares

(iv)	Shared power to dispose of or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Vivo Capital Fund VIII, L.P.

February 13, 2024
(Date)

/s/ Frank Kung
(Signature)

Managing Member
(Title)

Vivo Capital Surplus Fund VIII, L.P.

February 13, 2024
(Date)

/s/ Frank Kung
(Signature)

Managing Member
(Title)

Vivo Capital VIII, LLC

February 13, 2024
(Date)

/s/ Frank Kung
(Signature)

Managing Member
(Title)

Vivo Panda Fund, L.P.

February 13, 2024
(Date)

/s/ Mahendra Shah
(Signature)

Managing Member
(Title)

Vivo Panda, LLC

February 13, 2024
(Date)

/s/ Mahendra Shah
(Signature)

Managing Member
(Title)